GMO Trust
FYE 2/29/2016
Annual Expense Ratios

Fund Name	Core	Class 3	Class 4	Class 6

GMO Alpha Only Fund			0.60%
GMO Asset Allocation Bond Fund				0.33%
GMO Debt Opportunities Fund				0.31%
GMO Emerging Country Debt Fund			0.49%
GMO Emerging Markets Fund				0.91%
GMO Implementation Fund	0.07%
GMO International Equity Fund			0.59%
GMO Risk Premium Fund				0.51%
GMO SGM Major Markets Fund (formerly Systematic Global Macro Opportunity Fund)				0.91%
GMO Special Opportunities Fund				1.29%
GMO U.S. Equity Allocation Fund				0.37%
GMO U.S. Treasury Fund	0.00%
GMO World Opportunity Overlay Fund	0.02%